Exhibit 10.7

January 18, 2022

Ran Xiao

Re:	Offer of Employment by Septerna, Inc.

Dear Ran:

On behalf of Septerna, Inc. (the “Company”), I am pleased to offer you the position of Vice President, Finance and Business Operations. The initial terms and conditions of your employment, should you accept this offer, are set forth below in this letter agreement:

1. Position. As Vice President, Finance and Business Operations you will report to Jeff Finer, President & Chief Executive Officer, or another duly authorized manager or executive. This is a full-time, exempt position. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting, or other business activities (whether full-time or part-time), except as expressly authorized in writing by the Company’s Chief Executive Officer (the “CEO”). Notwithstanding the foregoing, you may engage in religious, charitable, and other community activities so long as such activities do not interfere or conflict with your obligations to the Company.

2. Start Date. Your employment with the Company will begin on February 28, 2022, unless another date is agreed to by you and the Company. The actual first day of your employment with the Company shall be referred to herein as the “Start Date.”

3. Compensation and Related Matters.

(a) Base Salary. The Company will pay you an initial base salary at the rate of $300,000.00 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic review and adjustments at the Company’s discretion. Your base salary in effect at any given time is referred to herein as the “Base Salary.”

(b) The Company will pay you a sign-on bonus as follows: $15,000 within 30 days of your start date, and $15,000 within 30 days of the first year anniversary of your start date. Each payment is less applicable tax-related deductions and withholdings (each, a “Sign-On Bonus Disbursement”); provided that to earn each portion of the sign-on bonus, you must be employed by the Company as of the date of the Sign-On Bonus Disbursement and provided, further, that if the Company terminates your employment for Cause (as defined below) or you resign your employment for any reason in either case prior to the second anniversary of each Sign-On Bonus Disbursement, you will repay the sign-on bonus within 10 days after the Date of Termination (as defined below) as follows:

(c)

Length of Service from Sign- On Bonus Disbursement Date	Percentage of Sign- On Bonus Disbursement Repayment
Less than 12 months	100%
Between 12-24 months	50%

(d) Annual Bonus. You will initially be eligible to receive an annual performance bonus of up to 25% of your Base Salary. The target annual bonus in effect at any given time is referred to herein as “Target Bonus.” Any bonus awarded for the calendar year in which your employment commences will be prorated based on the Start Date. The actual bonus amount is discretionary. To earn an annual bonus, you must be employed by the Company as of the payment date of such bonus. Any annual bonus will be paid no later than March 15th of the calendar year following the calendar year to which such bonus relates.

(e) Benefits/Paid Time Off. You will be eligible, subject to the terms of the applicable plans and programs, to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will be made available to you as and when such benefit(s) become available. You will be entitled to paid time off consistent with the terms of the Company’s paid time off policy, as in effect from time to time. The Company reserves the right to modify, amend or cancel any of its benefits plans or programs at any time.

4. Equity Award. The Company shall grant to you a restricted stock award for 500,000 shares of the Company’s common stock (the “Restricted Shares”). The Restricted Shares will be subject to the standard terms and conditions of the Company’s Stock Incentive Plan and the applicable equity award agreement (the “Equity Documents”), including with respect to vesting as follows: 25% of the Restricted Shares shall vest on the first anniversary of your Start Date and an additional 2.08334% per month for the next thirty-six successive months, subject to your continued employment with the Company at each such vesting date, such that the Restricted Shares shall be fully vested upon the fourth (4th) anniversary of your Start Date.

5. Location. Your primary work location will be at the Company’s office, which is currently in South San Francisco, California, provided that you may be required to travel for business from time to time, consistent with the Company’s business needs.

6. At-Will Employment; Date of Termination. At all times your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason. Although your job duties, title, reporting structure, compensation, and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the CEO. Your last day of employment for any reason is referred to herein as the “Date of Termination.”

7. Accrued Obligations. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary through the Date of Termination and, through the Date of Termination, and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”). Other than the Accrued Obligations, you will not be entitled to any compensation from the Company in connection with the ending of your employment.

8. Confidential Information and Restricted Activities. As a condition of your employment, you are required to enter into the Employee Confidentiality, Assignment and Nonsolicitation Agreement enclosed with this letter agreement (the “Restrictive Covenants Agreement”). This offer is conditioned on your representation that you are not subject to any confidentiality, noncompetition, nonsolicitation, invention assignment or other agreement that restricts your employment activities or that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. You further represent that you have not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.

9. Withholding; Tax Effect. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Company’s Board of Directors related to tax liabilities arising from your compensation.

10. Interpretation and Enforcement. This letter agreement, together with the Restrictive Covenants Agreement and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. Except as expressly otherwise provided in the Equity Documents or the Restrictive Covenants Agreement, the terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State of California in connection with any Dispute or any claim related to any Dispute.

11. Assignment. Neither you nor the Company may make any assignment of this letter agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this letter agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This letter agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

12. Other Terms. This offer is contingent on the completion of successful reference and background checks, and proof of full COVID vaccination (including all eligible booster vaccinations), if so requested and as determined by the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

[Signature page follows.]

To accept this offer of employment, please sign and return this letter agreement and the Restrictive Covenants Agreement by January 21, 2022. We look forward to your joining the Company.

Very truly yours,

By:	/s/ Jeffrey Finer
Name: Jeffrey Finer
Title: President & CEO

Enclosure (Employee Confidentiality, Assignment and Nonsolicitation Agreement)

I have read and accept this employment offer:

/s/ Ran Xiao
Ran Xiao

Date: 1/17/2022